Exhibit 99 (a)(1)(D)

Offer Letter to Exchange for Shares
by
CHINA CORD BLOOD CORPORATION
of
up to 13,206,231 of its Outstanding Warrants
at an Exchange Rate of Eight (8) Warrants for One (1) Share of the Company

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON December 10, 2010, UNLESS THE TENDER OFFER IS EXTENDED.

November 10, 2010
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Enclosed for your consideration are the Offer Letter, dated November 10, 2010 (the “Offer Letter”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the ‘‘Offer’’), in connection with the offer by China Cord Blood Corporation (the “Company”), a company incorporated under the laws of the Cayman Islands and successor to Pantheon China Acquisition Corp., a Delaware corporation, to the holders of the Company’s issued and outstanding public warrants (the “Warrants”) to purchase an aggregate of 13,206,231 shares of the Company, par value $0.0001 per share (the ‘‘Shares’’), to permit, during the Offer Period, the exchange of eight (8) Warrants for one (1) Share.  The “Offer Period” is the period of time commencing on November 10, 2010 and ending at 5:00 p.m. Eastern Time, on December 10, 2010, or such later date to which the Company may extend the Offer (the “Expiration Date”).

NO SCRIPT OR FRACTIONAL SHARES WILL BE ISSUED. WARRANTS MAY ONLY BE EXCHANGED FOR WHOLE SHARES.  IN LIEU OF ISSUING FRACTIONAL SHARES, ANY HOLDER OF WARRANTS WHO WOULD OTHERWISE HAVE BEEN ENTITLED TO RECEIVE FRACTIONAL SHARES WILL, AFTER AGGREGATING ALL SUCH FRACTIONAL SHARES OF SUCH HOLDER, BE PAID CASH (WITHOUT INTEREST) IN AN AMOUNT EQUAL TO SUCH FRACTIONAL PART OF A SHARE MULTIPLIED BY THE LAST SALE PRICE OF THE SHARES ON THE NEW YORK STOCK EXCHANGE ON THE LAST TRADING DAY PRIOR TO THE EXPIRATION DATE.

WARRANTS NOT EXCHANGED FOR SHARES SHALL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON DECEMBER 13, 2010 AND OTHERWISE REMAIN SUBJECT TO THEIR ORIGINAL TERMS.

IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EXCHANGE OF THE WARRANTS.  HOWEVER, THE COMPANY RESERVES THE RIGHT TO DO SO IN THE FUTURE, AS WELL AS TO EXERCISE ITS ABILITY TO REDEEM THE WARRANTS IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE TERMS OF THE WARRANTS.

Enclosed with this letter are copies of the following documents:

1.	Letter of Transmittal, for your use in accepting the Offer and exchanging Warrants of and for the information of your clients;

2.
Notice of Guaranteed Delivery with respect to Warrants, to be used to accept the Offer in the event you are unable to deliver the Warrant certificates, together with all other required documents, to the Depositary before the Expiration Date (as defined in the Offer Letter), or if the procedure for book-entry transfer cannot be completed before the Expiration Date; and

3.
Form of letter that may be sent to your clients for whose accounts you hold Warrants registered in your name or in the name of your nominee, along with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer.

Certain conditions to the Offer are described in Sections 1 through 4 of the Offer Letter.

We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., New York City Time, on December 10, 2010, unless the Offer is extended.

Other than as described herein, the Company will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, as described in the Offer Letter) in connection with the solicitation of tenders of Warrants pursuant to the tender offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed tender offer materials to your clients.

Questions regarding the Offer may be directed to Advantage Proxy, as Information Agent, at 24925 13th Place South, Des Moines, WA 98198, attention Karen Smith (telephone number: toll Free: 877-870-8565 or 206-870-8565 and email ksmith@advantageproxy.com) or to Continental Stock Transfer & Trust Company, as Depositary, at 17 Battery Place, 8th Floor, New York, New York 10004 (telephone number: 212-509-4000, Ext. 536).

Very truly yours,

China Cord Blood Corporation

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, or any affiliate of any of them or authorize you or any other person affiliated with you to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.